                              Exhibit 23(d)(1)(jj)
  Amendment to Investment Advisory Agreement - TA IDEX MFS International Equity

                   AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT is made as of July 1, 2006 to the Investment Advisory Agreement dated as of March 1, 2002, as amended (the "Agreement"), between Transamerica IDEX Mutual Funds and Transamerica Fund Advisors, Inc. on behalf of TA IDEX American Century International (the "Fund"). In consideration of the mutual covenants contained herein, the parties agree as follows:

     NAME CHANGE. Any references to TA IDEX American Century International will now be revised to mean TA IDEX MFS International Equity in response to the name change of the Fund, effective July 1, 2006.

     SCHEDULE A. Effective July 1, 2006, Schedule A to the Agreement is replaced as follows:

FUNDS                                               COMPENSATION
-----                                               ------------
                                   0.925% of the first $250 million of the
                                   Fund's average daily net assets; 0.90% of the
                                   Fund's average daily net assets over $250
TA IDEX MFS International Equity   million up to $500 million; 0.85% of the
                                   Fund's average daily net assets over $500
                                   million up to $1 billion; 0.80% in excess of
                                   $1 billion

                                   0.85% of the first $250 million of the Fund's
                                   average daily net assets; 0.80% of the Fund's
TA IDEX American Century Large     average daily net assets over $250 million up
Company Value                      to $500 million; 0.775% of the Fund's average
                                   daily net assets over $500 million up to $750
                                   million; 0.70% in excess of $750 million

In all other respects, the Investment Advisory Agreement dated as of March 1, 2002, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of July 1, 2006.

                                        TRANSAMERICA FUND ADVISORS, INC.


                                        By:
                                            ------------------------------------
                                        Name: T. Gregory Reymann, II
                                        Title: Vice President


                                        TRANSAMERICA IDEX MUTUAL FUNDS


                                        By:
                                            ------------------------------------
                                        Name: Glenn E. Brightman
                                        Title: Vice President


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